Exhibit 10.5
[FORM]
PIONEER SOUTHWEST ENERGY PARTNERS L.P.
2008 LONG TERM INCENTIVE PLAN
RESTRICTED UNIT AGREEMENT
FOR
NONEMPLOYEE DIRECTORS
(INITIAL AWARD)
     This Restricted Unit Agreement (this “Agreement”) is made and entered into by and between PIONEER NATURAL RESOURCES GP LLC, a Delaware limited liability company (the “Company”), and                      (the “Director”). This Agreement is entered into as of the ___day of                     , 200___(the “Date of Grant”). Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan (as defined below), unless the context requires otherwise.
WITNESSETH:
     WHEREAS, the Company has adopted the PIONEER SOUTHWEST ENERGY PARTNERS L.P. 2008 LONG TERM INCENTIVE PLAN (the “Plan”) to attract, retain and motivate employees, directors and consultants; and
     WHEREAS, the Board of Directors of the Company (the “Board”) has authorized the grant to its directors of restricted units of PIONEER SOUTHWEST ENERGY PARTNERS L.P. (the “Partnership”) as part of the directors’ compensation for service as members of the Board.
     NOW, THEREFORE, in consideration of the Director’s agreement to serve as a member of the Board, the Director and the Company agree as follows:
     SECTION 1. Grant.
     The Company hereby grants to the Director as of the Date of Grant an award of                      Units, subject to the terms and conditions set forth in this Agreement, including, without limitation, those restrictions described in Section 2 (the “Restricted Units”).
     SECTION 2. Restricted Units.
     The Restricted Units are restricted in that they may be forfeited to the Company and in that they may not, except as otherwise provided in Section 5, be transferred or otherwise disposed of by the Director until such restrictions are removed or expire as described in Section 4 of this Agreement. The Company shall issue in the Director’s name the Restricted Units and retain the Restricted Units until the restrictions on such Restricted Units expire or until the Restricted Units are forfeited as described in Section 4 of this Agreement. The Director agrees that the Company will hold the Restricted Units pursuant to the terms of this Agreement until such time as the Restricted Units are either delivered to the Director or forfeited pursuant to this Agreement.

     SECTION 3. Rights of Director; Unit Distribution Rights.
     Effective as of the Date of Grant, the Director shall be treated for all purposes as a unit holder with respect to all of the Restricted Units granted to him pursuant to Section 1 (except that the Director shall not be treated as the owner of the Units for federal income tax purposes until the Restricted Units vest (unless the Director makes an election under section 83(b) of the Code, in which case the Director shall be treated as the owner of the Units for all purposes on the Date of Grant)) and shall, except as provided herein, have all of the rights and obligations of a unit holder with respect to all such Restricted Units, including any right to vote with respect to such Restricted Units and to receive any UDRs thereon if, as, and when declared and paid by the Partnership. Notwithstanding the preceding provisions of this Section 3, the Restricted Units shall be subject to the restrictions described herein, including, without limitation, those described in Section 2.
     SECTION 4. Forfeiture and Expiration of Restrictions.
     (a) Vesting Schedule. Subject to the terms and conditions of this Agreement, the restrictions described in Section 2 shall lapse and the Restricted Units shall be fully vested and nonforfeitable (“Vested Units”) in accordance with the following schedule, provided the Director has remained a member of the Board, without interruption, from the Date of Grant through the applicable vesting date:

Cumulative Percentage of
Vesting Date	Restricted Units Vested
First Anniversary of Date of Grant	33.33%
Second Anniversary of Date of Grant	66.66%
Third Anniversary of Date of Grant	100.0%
To the extent that application of the cumulative vesting percentage set forth above for an applicable vesting date would result in the Director becoming vested in a fractional number of Restricted Units, the number of Restricted Units vested shall be rounded down to the nearest whole Restricted Unit.
     (b) Termination of Board Membership.
     (i) Death or Disability. Notwithstanding any provision of the Plan or this Agreement to the contrary, upon termination of the Director’s membership on the Board due to death or disability (as such term is defined in section 409A of the Code and the regulations promulgated thereunder), all of the Restricted Units shall become immediately vested and nonforfeitable.
     (ii) Other Termination. If the Director’s membership on the Board terminates for any reason (other than death or disability), including but not limited to by reason of

Director’s retirement, resignation or removal from the Board, then that portion, if any, of the Restricted Units for which restrictions have not lapsed as of the date of such termination shall become null and void; provided, however, that the portion, if any, of the Restricted Units for which restrictions have expired as of the date of such termination shall survive the termination.
     (c) Change in Control. In the event of a Change in Control before lapse of all restrictions pursuant to Section 4(a) above, all restrictions described in Section 2 shall lapse and all Restricted Units granted pursuant to this Agreement shall become immediately vested and nonforfeitable and the Company shall deliver the Vested Units (or the amount of cash, other property or securities, if any, equal to the amount that would have been attained by the Director if he were a unit holder as of the date of the occurrence of such event) to the Director as soon as practicable thereafter.
     SECTION 5. Limitations on Transfer.
     The Director agrees that he shall not dispose of (meaning, without limitation, sell, transfer, pledge, exchange, hypothecate or otherwise dispose of) any Restricted Units hereby acquired prior to the applicable vesting date. Any attempted disposition of the Restricted Units in violation of the preceding sentence shall be null and void. Notwithstanding the foregoing, part or all of the Restricted Units or rights under this Agreement may be transferred to a spouse pursuant to a domestic relations order issued by a court of competent jurisdiction; provided, however, that such Restricted Units shall continue to be held pursuant to Section 2 of this Agreement, and the transferee under the domestic relations order shall agree that the Restricted Units so transferred shall continue to be subject to the terms of this Agreement, including forfeiture in accordance with Sections 4(a) and (b) of this Agreement.
     SECTION 6. Nontransferability of Agreement.
     This Agreement and all rights under this Agreement shall not be transferable by the Director other than by will or pursuant to applicable laws of descent and distribution. Any rights and privileges of the Director in connection herewith shall not be transferred, assigned, pledged or hypothecated by the Director or by any other person or persons, in any way, whether by operation of law, or otherwise, and shall not be subject to execution, attachment, garnishment or similar process. In the event of any such occurrence, the Restricted Units shall automatically be forfeited. Notwithstanding the foregoing, all or some of the Restricted Units or rights under this Agreement may be transferred to a spouse pursuant to a domestic relations order issued by a court of competent jurisdiction, subject to the limitations on such transfer described in Section 5.
     SECTION 7. Adjustment of Restricted Units.
     The number of Restricted Units granted to the Director pursuant to this Agreement shall be adjusted to reflect distributions of the Partnership paid in units, unit splits or other changes in the capital structure of the Partnership, all in accordance with the Plan. All provisions of this Agreement shall be applicable to such new or additional or different units or securities distributed or issued pursuant to the Plan to the same extent that such provisions are applicable to the units with respect to which they were distributed or issued.

     SECTION 8. Delivery of Vested Units.
     Promptly following the expiration of the restrictions on the Restricted Units as contemplated in Section 4 of this Agreement, and subject to Section 9, the Company shall cause to be issued and delivered to the Director or the Director’s designee the number of Restricted Units as to which restrictions have lapsed, free of any restrictive legend relating to the lapsed restrictions, and shall pay to the Director any previously unpaid UDRs distributed with respect to the Restricted Units. Neither the value of the Restricted Units nor the UDRs shall bear any interest owing to the passage of time.
     SECTION 9. Securities Act.
     The Company shall have the right, but not the obligation, to cause the Restricted Units to be registered under the appropriate rules and regulations of the Securities and Exchange Commission. The Company shall not be required to deliver any Units hereunder if, in the opinion of counsel for the Company, such delivery would violate the Securities Act of 1933 or any other applicable federal or state securities laws or regulations.
     SECTION 10. Copy of Plan.
     By the execution of this Agreement, the Director acknowledges receipt of a copy of the Plan. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any applicable law, then such provision will be deemed to be modified to the minimum extent necessary to render it legal, valid and enforceable; and if such provision cannot be so modified, then this Agreement will be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties will be construed and enforced accordingly.
     SECTION 11. Notices.
     Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any such notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered or, whether actually received or not, on the third business day (on which banking institutions in the State of Texas are open) after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The Company or the Director may change at any time and from time to time by written notice to the other, the address which it or he previously specified for receiving notices. The Company and the Director agree that any notices shall be given to the Company or to the Director at the following addresses:

Company:	Pioneer Natural Resources GP LLC
Attn: General Counsel
5205 N. O’Connor Blvd., Suite 200
Irving, Texas 75039
Phone: (972) 444-9011
Fax: (972) 969-3587

Director:	At Director’s current address as shown in the Company’s records.

     SECTION 12. General Provisions.
     (a) Administration. This Agreement shall at all times be subject to the terms and conditions of the Plan. The Committee shall have sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the majority of the Committee with respect thereto and with respect to this Agreement shall be final and binding upon the Director and the Company. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.
     (b) Continuation as Director. This Agreement shall not be construed to confer upon the Director any right to continue to serve as a member of the Board.
     (c) Governing Law. This Agreement shall be interpreted and administered under the laws of the State of Delaware, without giving effect to any conflict of laws provisions.
     (d) Amendments. This Agreement may be amended only by a written agreement executed by the Company and the Director, except that the Committee may unilaterally waive any conditions or rights under, amend any terms of, or alter this Agreement provided no such change (other than pursuant to Section 7(b) of the Plan) materially reduces the rights or benefits of the Director with respect to the Restricted Units without his consent.
     (e) Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and upon any person lawfully claiming under the Director.
     (f) Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to this subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Restricted Units granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.
     (g) No Liability for Good Faith Determinations. The Partnership, the Company, Pioneer Natural Resources Company (“Pioneer”), and Pioneer Natural Resources USA, Inc. (“Pioneer USA”), and the members of the Committee, the Board and the Pioneer Board shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Restricted Units granted hereunder.
     (h) No Guarantee of Interests. The Board, the Partnership, Pioneer, Pioneer USA and the Company do not guarantee the Units from loss or depreciation.
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     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officer thereunto duly authorized, and the Director has set his hand as to the date and year first above written.

PIONEER NATURAL RESOURCES GP LLC

By:

Name:

Title:

Director